EXHIBIT 99.1

| PRESS RELEASE

UFP Industries Expands PalletOne’s northeast Footprint Through Acquisition of John Rock, Inc.

Grand Rapids, Mich. — UFP Industries (NASDAQ: UFPI) today announced the acquisition of the operating assets of John Rock, Inc., a new pallet manufacturer headquartered in Coatesville, Pa., for approximately $48 million. The transaction fills a key gap in PalletOne, Inc.’s geographic reach and strengthens UFP Packaging’s ability to serve national customers with a presence in the northeast region.

John Rock, a subsidiary of Kamps Pallets, designs and manufactures new pallets across Pennsylvania and Virginia. UFP Industries is purchasing three of the four operating locations: Coatesville, Pa., Mifflintown, Pa. and Bowling Green, Va. The remaining sawmill at Dilwyn, Va. will remain with the seller. The acquisition of the three locations adds approximately $82 million in annual sales and brings nearly 250 employees into the UFP family.

This acquisition strengthens a core business for UFP Industries and expands PalletOne’s scale in a strategically important geography. The transaction includes all key operating assets of John Rock, allowing for immediate manufacturing and service continuity while providing a strong platform for operational improvement and long‑term growth.

“This acquisition is fundamentally about strengthening our core packaging business and expanding our footprint in a region where we see long‑term opportunity,” said Will Schwartz, Chief Executive Officer of UFP Industries. “John Rock has built a well‑established pallet manufacturing operation with strong customer relationships and experienced teams. Bringing this business into PalletOne enhances our ability to serve customers across the northeast and positions us to unlock value through operational synergies and scale.”

The acquired operations will be integrated into PalletOne’s existing manufacturing network, creating opportunities to improve efficiency, enhance service levels, leverage UFP’s procurement and operational capabilities, and growth with national customers — while maintaining the local expertise and customer focus that has defined John Rock’s success.

"John Rock is a well‑known name in the northeast pallet market, with a strong team and a diverse customer base,” said Scott Worthington, President, UFP Packaging. “We are excited to welcome their employees to PalletOne and look forward to building on the foundation they have established as we integrate the business into our network.”

The acquisition underscores UFP Industries’ continued focus on investing in its core businesses, expanding manufacturing capacity in key markets, enhancing its ability to serve national customers, and strengthening the competitive position of its operating companies across packaging and industrial markets.

Investor Relations Contact:

Stanley Elliott, Director of Investor Relations

Stanley.Elliott@ufpi.com

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